Exhibit 99.1

PRESS RELEASE

10200 South De Anza Blvd	Cupertino, CA 95014	www.portal.com	Tel: 408.572.2000

Portal Software Expands Board of Directors with Appointments of

Software, Services and Finance Veterans

CUPERTINO, CA (August 27, 2004 ) — Portal Software, Inc. (Nasdaq: PRSF), the leading worldwide provider of billing solutions for the global communications and media markets, today announced that it has expanded its board of directors with the appointment of three new seasoned members. The new directors, Robert Bond, Robert Eulau, and Karen Riley, bring a wealth of international business, technology and customer knowledge to the Portal Software board.

“I am very pleased to welcome Robert Bond, Robert Eulau and Karen Riley to Portal Software’s board of directors,” said John Little, founder and CEO of Portal Software, Inc. “These new board members will provide invaluable insight based on a broad range of operational, finance and services expertise. Their collective experience will bring key strengths to the board as we deliver next-generation billing solutions to the world’s leading communication and media providers.”

Mr. Bond is currently a board member for KLA-Tencor and was formerly COO of Rational Software. At Rational, he managed eight acquisitions and a $200 million public offering. Prior to being named COO, Mr. Bond served as senior vice president, International for nearly six years and established eight overseas subsidiaries. He was Rational’s first vice president of sales and marketing and orchestrated the company and product launch, as well as all sales and marketing aspects of the company’s transition from a hardware manufacturer to a software company. Before joining Rational, Mr. Bond spent 16 years at Hewlett-Packard serving in various marketing management positions and as division general manager. He also founded the HP Applications Marketing Division, a worldwide network of application centers, and aided in establishing Hewlett-Packard’s wholly owned subsidiary in Iran. Mr. Bond holds a bachelor’s degree in engineering from the Case Institute of Technology.

Mr. Eulau has served as senior vice president and CFO at Rambus Inc., one of the world’s leading providers of advanced chip-to-chip interface products and services, since July 2001. In his role at Rambus, Mr. Eulau leads the management team’s efforts to maximize shareholder value. Before joining Rambus, he held various financial and marketing management positions during his 16-year tenure at Hewlett-Packard and also served as vice president and CFO in the company’s business customer organization. Mr. Eulau holds a bachelor’s degree in mathematics from Pomona College and an MBA in finance and accounting from the University of Chicago.

Ms. Riley has spent 25 years in the technology industry, in direct sales as well as the delivery of services and solutions. She has held senior leadership positions in software development, product marketing and alliance partnerships, and has led the development of global customer relationships in the financial services, telecommunications and high-technology industries. Most recently, Ms. Riley was senior vice president of Global Services at Siebel Systems. In her nearly five years at Siebel, she managed worldwide direct sales and delivery of Siebel’s professional services, as well as technical and end user education, sales effectiveness

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consulting and maintenance contract renewals. She grew Siebel’s services business from one third of the company’s revenues in 1999 to two thirds of the company’s revenue by 2003. Prior to joining Siebel, Ms. Riley spent 20 years at IBM where she was most recently general manager of Business Process Management Services. During her tenure at IBM, she conceived and started up IBM’s services business for Business Process Outsourcing and Customer Relationship Management (CRM) globally. Ms. Riley holds a bachelor’s degree in computer science from the University of Delaware and MBA credits in Operations Research from Santa Clara and Drexel Universities.

Also today, Portal announced that Robert Wayman and George J. Goldsmith are stepping down from the Portal board of directors to focus on other business responsibilities. The additions of Robert Bond, Robert Eulau, and Karen Riley and the resignations of Robert Wayman and George J. Goldsmith bring Portal’s board to seven members.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and revenue management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the revenue management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

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Copyright© 2003 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All other trademarks are the property of their respective owners. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

Media Contacts:

Corporate: Kathleen Bowden at CXO Communication for Portal Software,

Kathleen@cxocommunication.com, 617-247-0122

Europe: Geoff Devlin, gdevlin@portal.com, +44 (0) 1753 244026